EXHIBIT 11

   STATEMENT REGARDING COMPUTATION OF EARNINGS (LOSS) PER SHARE - (UNAUDITED)

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
                                               For the Three Months Ended         For the Nine Months Ended
                                                        June 30,                           June 30,
                                             -------------------------------    -------------------------------
(dollars in thousands except per share           2004             2003              2004             2003
               amounts)
----------------------------------------     --------------    -------------    --------------   --------------
Net earnings (loss)                                $ 783             $ 440            $ (778)           $1,004

Effect of conversion of preferred                    101               100               304               300
securities

Diluted earnings (loss)                              884               540              (474)            1,304

Weighted average common shares
outstanding                                    3,012,434         3,012,434         3,012,434         3,012,434

Effect of conversion of preferred
securities (1)                                 1,371,429         1,371,429         1,371,429         1,371,429

Common stock equivalents due to
dilutive effect of stock options (1)              30,011            30,059            36,355            28,839

Total weighted average common shares
and common share equivalents
outstanding (1)                                4,413,874         4,413,922         4,420,218         4,412,702

Basic earnings (loss) per common share             $0.26             $0.15            $(0.26)           $ 0.33

Diluted earnings (loss) per common
share                                              $0.20             $0.12            $(0.26)           $ 0.30

(1) Effect of conversion of preferred securities and dilutive effect of stock options are not considered in the calculation of earnings per share for the nine months ended June 30, 2004 because the impact is antidilutive.

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